ADMINISTRATIVE EXPENSES AGREEMENT

ADMINISTRATIVE EXPENSES AGREEMENT (the "**Agreement**") dated as of August 7, 2019 by and between Iota Spectrum Holdings, LLC, an Arizona limited liability company (the "**Administrator**"), and Iota Spectrum Partners, LP, an Arizona limited partnership (the "**Partnership**").

WITNESSETH

WHEREAS, in connection with the admission to the Partnership of certain Limited Partners, the General Partner and the Limited Partners entered into that certain Amended and Restated Limited Partnership Agreement of the Partnership, dated as of August 7, 2019 (as the same may be amended, supplemented or otherwise modified from time to time, the "**Partnership Agreement**") (capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Partnership Agreement);

WHEREAS, pursuant to the Partnership Agreement, the Administrator is authorized and empowered, in its capacity as the General Partner of the Partnership, to manage and conduct the business, property and affairs of the Partnership and, in connection therewith, to provide certain administrative services to the Partnership; and

WHEREAS, this Agreement and the engagement of the Administrator by the Partnership is authorized by the Partnership Agreement, and the Partnership and the Administrator desire to enter into this Agreement, pursuant to which the Administrator will provide to the Partnership certain administrative and management services on the terms set forth therein and herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Administrative Services.

1.1 ***Services to be Provided by the Administrator.***

(a) The Administrator, through its Affiliates, its own personnel, and, to the extent it determines (in its sole discretion) that the same is necessary or advisable in order to perform the services for the Partnership that are required hereunder, by arranging for and coordinating services of other professionals, experts and consultants, shall provide the following services to the Partnership (collectively, the "**Administrative Services**"):

i. accounting and financial reporting services, including preparation of audited and unaudited financial statements and managing the bank accounts, books and records, accounts payable and accounts receivable of the Partnership;

ii. tax preparation services, including assisting with outsourced tax preparation processes, distributing K-1s and providing information for tax filings made by the Partners;

iii. making distributions to the Limited Partners;

iv. logistical support for marketing of the LP Units subsequent to the end of the Initial Offering Period, including arranging seminars and meetings with potential investors;

v. routine FCC license administration services, including renewal applications and coordinating with the FCC and other Iota Group Members;

vi. assistance (other than the rendering professional advice) with the Partnership's compliance with its routine legal and regulatory requirements; and

vii. such other administrative services with respect to the Partnership as the Administrator reasonably determines are necessary or advisable in connection with the provision of its services described in the foregoing clauses.

(b) The Administrative Services are limited to those specific duties stated in this Agreement. The Administrator may, as part of the Administrative Services, (i) perform incidental matters that arise from time to time that are directly related to the Administrative Services and (ii) add to its existing Administrative Services or perform additional matters not specifically described herein; provided, that the Administrator shall not be obligated to materially change or add to its existing Administrative Services in any respect.

(c) Notwithstanding anything in the Partnership Agreement or herein to the contrary, the Administrator warrants that the Administrative Services will be performed using reasonable diligence and consistent with industry standards for the same kind of services. Other than the foregoing warranty, the Administrator disclaims all other warranties, express or implied, and the sole remedy for breach of warranty by the Administrator under this Agreement is the re-performance of the applicable Administrative Services.

(d) Performance of the Administrative Services will depend to a great degree upon the Administrator receiving from the Partnership and the Limited Partners certain data, supporting documentation and other information relevant to the Administrative Services (the "**Partnership Data**"), as well as the Administrator's ability to obtain answers related to questions raised by the Partnership Data. The Partnership acknowledges that if Partnership Data is not provided in a timely manner, a delay in the performance of Administrative Services may occur. The Partnership agrees that while the Administrator will use commercially reasonable efforts to notify the Limited Partners of any errors, questions or incomplete information, the Administrator is not responsible for the accuracy of the Partnership Data provided by the Limited Partners.

SECTION 2. Administrative Expenses.

2.1 ***Payment and Reimbursement.***

(a) The Administrator shall pay (and the Partnership shall reimburse the Administrator for) the fees, costs and expenses (collectively the "**Administrative Expenses**")

incurred by the Administrator in connection with the administration of the Partnership's business and affairs, including (without limitation):

i. the Partnership's allocable share (as determined pursuant to the Partnership Agreement) of all fees, costs and expenses the Administrator incurs for salaries, rent, office equipment, and other similar overhead that are attributable to the Administrator's performance of the Administrative Services;

ii. all ongoing out-of-pocket record-keeping, accounting, auditing, administrative, reporting and tax return preparation fees, costs and expenses relating to the Partnership (to the extent that the same, for the avoidance of doubt, are not Organizational Expenses);

iii. all out-of-pocket fees, costs and expenses related to making Distributions;

iv. all out-of-pocket fees, costs and expenses (for example, costs of arranging seminars and meetings with prospective investors) attributable to the Administrator's provision of logistical support for the Partnership's capital-raising activities subsequent to the end of the Initial Offering Period;

v. with respect to the FCC Licenses, all out-of-pocket fees, costs and expenses incurred in connection with routine administration of the FCC Licenses, including renewal applications and coordinating with the FCC and Iota Group Members; and

vi. all out-of-pocket fees, costs and expenses incurred for compliance with routine legal and regulatory requirements arising from the activities of the Partnership (it being understood that all costs and expenses for the General Partner's compliance with legal and regulatory requirements arising from its own activities shall not constitute Partnership Expenses).

Except for the Administrative Expenses, all Partnership Expenses shall be paid (or reimbursed, as applicable) in accordance with the terms of the Partnership Agreement. The Administrator, in its capacity as such, shall not be entitled to receive from the Partnership additional compensation or expense reimbursement for the performance of its Administrative Services hereunder except as set forth herein.

(b) Except as otherwise provided in Section 2.1(c), during the term of this Agreement, the Partnership shall pay all amounts owed to the Administrator pursuant to Section 2.1(a) in respect of any fiscal quarter of the Partnership to be paid within 30 days after the end of such fiscal quarter; provided, however, that any such payment that would otherwise be due before the fifth anniversary of the Effective Date shall instead be due and payable on such fifth anniversary. Notwithstanding the immediately preceding sentence, in the event that prior to such fifth anniversary, there is a sale of all or substantially all Partnership assets or the Partnership is dissolved, then all such deferred payments shall be due and payable to the Administrator immediately upon the occurrence of such event. The Partnership shall make each payment required to be made to the Administrator hereunder in immediately available funds by wire transfer. Promptly following the end of each fiscal quarter of the Partnership, the Administrator shall deliver an invoice to the Partnership showing the aggregate amount of Administrative

Expenses payable by the Partnership with respect to such fiscal quarter, and the Administrator shall provide reasonably detailed supporting documentation for any such invoice as may be reasonably requested by the Partnership.

(c) In the event this Agreement terminates prior to the end of a fiscal quarter of the Partnership, the Partnership shall pay all amounts owed to the Administrator pursuant to Section 2.1(a) in respect of such fiscal quarter within 30)days following the date on which the Administrator delivers its final invoice setting forth its Administrative Expenses for such period.

(d) The Administrator and the Partnership shall use commercially reasonable efforts to promptly notify each other of any amount erroneously paid or owed to the Administrator, as applicable.

SECTION 3. Term; Survival.

(a) Except as otherwise provided in the next succeeding sentence, the term of this Agreement shall be the same as the term of the Partnership, together with the period of its winding up and liquidation, and shall terminate on the date on which a certificate of cancellation of the Certificate is filed with the Secretary of State of the State of Arizona pursuant to Section 13.5 of the Partnership Agreement or, if earlier, upon the mutual written consent of the parties hereto. Notwithstanding the immediately preceding sentence, the term of this Agreement shall automatically expire upon (and concurrently with) any cessation on the part of the General Partner to serve as the general partner of the Partnership (whether by operation of the Arizona Act or otherwise).

(b) Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement shall affect the provisions of SECTION 5, SECTION 6 or, to the extent that a period of service has occurred or any fees, costs or expenses have been incurred prior to termination, the provisions of SECTION 2, each of which shall survive such termination and remain in full force and effect in accordance with its terms, and the rights provided for in SECTION 2 and SECTION 5 shall be in addition to any rights to which any Covered Person or the Administrator, as the case may be, may be entitled by contract or as a matter of law or otherwise, and shall inure to the benefit of the Administrator's heirs, executors, administrators, personal representatives, successors and assigns.

SECTION 4. Notices. Except as otherwise specified herein, any notice, request, demand, consent, approval or other communication required or permitted to be given by or to either party hereto pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or delivered for all purposes hereof (a) when personally delivered to the intended recipient, (b) on the date of delivery, if sent by facsimile transmission or e-mail, or (c) on the third Business Day after transmittal thereof to a reputable express courier service for overnight (or two-day) delivery to the intended recipient. All such notices, demands, requests, consents, approvals and other communications shall be addressed, in each case, to the following addresses or facsimile numbers of the parties hereto or to such other address or facsimile number as either such party may have specified by written notice to the other party hereto:

The Administrator:

Iota Spectrum Holdings, LLC
2111 E. Highland Avenue, Suite 305
Phoenix, AZ 85016
Fax: (602) 224-1099
Attn: Legal Department
E-mail: RSomers@iotacommunications.com

The Partnership:

Iota Spectrum Partners, LP
2111 E. Highland Avenue, Suite 305
Phoenix, AZ 85016
Fax: (602) 224-1099
Attn: Legal Department
E-mail: RSomers@iotacommunications.com

SECTION 5. Liability and Indemnification.

5.1 ***Limitation on Liability of Covered Persons.***

(a) To the maximum extent permitted by applicable law, none of the Administrator or any current or former director, officer, member, manager, employee, agent, representative or Affiliate of the Administrator (collectively, the "**Covered Persons**") shall be liable for any Losses (including monetary damages) to which the Partnership or any Limited Partner may become subject in connection with or arising out of or related to this Agreement, the operations or affairs of the Partnership or any other action or omission of any Covered Person in relation to the affairs of the Partnership, unless and to the extent that it is determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction or an arbitrator, appointed in accordance with Section 6.9, that such Losses resulted from (i) such Covered Person's own fraud, gross negligence or willful misconduct, (ii) a material breach by such Covered Person of any provision of this Agreement applicable to such Covered Person or (iii) a criminal violation by such Covered Person (as evidenced by such Covered Person's having been convicted or having plead nolo contendere) of a material U.S. federal, state or other applicable securities law.

(b) Each Covered Person shall be entitled to rely in good faith on the advice of counsel, public accountants and other independent advisors experienced in the matter at issue and selected, employed or engaged with reasonable care by or on behalf of such Covered Person or the Partnership, and (notwithstanding anything in Section 5.1(a) to the contrary) any act or omission of any Covered Person in reliance on such advice shall in no event subject any Covered Person to liability to the Partnership or any Limited Partner.

(c) The parties hereto hereby acknowledge and agree that the provisions of this Agreement, to the extent that they purport to limit or otherwise modify the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity, shall

to the maximum extent permitted by applicable law, be deemed to limit or otherwise modify such duties and liabilities to such extent. Without limiting the generality of the foregoing (and notwithstanding anything in Section 5.1(a) to the contrary), to the extent that any Covered Person has duties (including fiduciary duties) under applicable law, in equity or otherwise to the Partnership or any Limited Partner, such Covered Person shall not be liable to the Partnership or any Limited Partner for any action or omission of such Covered Person in reliance on the provisions of this Agreement.

5.2 ***Indemnification of Covered Persons.***

(a) To the maximum extent permitted by applicable law, the Partnership shall indemnify and hold harmless each Covered Person from and against any and all Losses to which such Covered Person may become subject in connection with or arising out of or related to this Agreement, the operations or affairs of the Partnership or any other action or omission of any Covered Person in relation to the Partnership; provided, however, that the foregoing indemnification shall not apply to any Losses to the extent that such Losses (1) are determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction or an arbitrator, appointed in accordance with Section 6.9, to have resulted from (i) such Covered Person's own fraud, gross negligence or willful misconduct, (ii) a material breach by such Covered Person of any provision of this Agreement applicable to such Covered Person or (iii) a criminal violation by such Covered Person (as evidenced by such Covered Person having been convicted or having plead nolo contendere) of a material U.S. federal, state or other applicable securities law or (2) arise out of any action or proceeding that relates to a controversy or dispute that is solely between or among two or more of the Administrator and its respective Affiliates (other than the Partnership), members, officers or employees.

(b) In the event that any Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or related to this Agreement, the operations or affairs of the Partnership or any other action or omission of any Covered Person in relation to the Partnership, the Partnership shall, to the fullest extent permitted by law, periodically advance funds to or reimburse such Covered Person for its legal and other expenses (including the cost of any investigation and preparation) as incurred in connection therewith; provided, however, that (i) such Covered Person shall be required to execute an appropriate instrument pursuant to which it agrees that it shall promptly repay to the Partnership the amount of any such advance or reimbursement received by it, to the extent that it is determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction or an arbitrator, appointed in accordance with Section 6.9, that such Covered Person is entitled to indemnification by the Partnership pursuant to Section 5.2(a) in connection with such action or proceeding, and (ii) such Covered Person shall promptly repay to the Partnership the amount of any such advance or reimbursement paid to it to the extent that it is determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction or an arbitrator, appointed in accordance with Section 6.9, that such Covered Person is not entitled to indemnification by the Partnership pursuant to Section 5.2(a) in connection with such action, proceeding or investigation.

(c) If for any reason the indemnification provided for in Section 5.2(a) is unavailable to any Covered Person (other than by reason of the proviso contained in such

Section), or is insufficient to hold any Covered Person harmless from all applicable Losses, then the Partnership shall contribute to the amount paid or payable by such Covered Person in respect of the applicable Losses in such proportion as is appropriate to reflect the relative benefits received by the Partnership, on the one hand, and such Covered Person, on the other hand, with respect to the matters in question or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(d) The Administrator may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Administrator shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Administrator if such appointment was not made in Bad Faith.

(e) The Partnership may enter into additional indemnification agreements with any Covered Person.

(f) The indemnity, reimbursement and contribution obligations of the Partnership under this Section 5.2 shall:

i. survive the dissolution of the Partnership;

ii. be in addition to (A) any other obligations or liabilities which the Partnership may have with respect to the matters in question, whether by contract, under applicable law, in equity or otherwise, and (B) any other rights to which a Covered Person may be entitled under any other agreement, under applicable law, in equity or otherwise, both as to actions and omissions in the Covered Person's capacity as an Covered Person and as to actions and omissions in any other capacity (including any capacity under the License Application and Construction Services Agreement, the Master Lease Agreement or the Partnership Agreement);

i. be enforceable by, and inure to the benefit of, the successors, assigns, heirs, executors, administrators, personal representatives and other authorized representatives of each Covered Person;

ii. be satisfied only out of the assets of the Partnership, it being understood that the General Partner (in its capacity as such) shall not be personally liable for such indemnification; and

iii. not be denied to any Covered Person in whole or in part because the Covered Person had an interest in a transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or the Partnership Agreement.

5.3 ***Limitation by Law***. If the Partnership is subject to any U.S. federal or state law, rule or regulation which restricts the extent to which any Covered Person may be exonerated or indemnified by the Partnership pursuant to this Agreement, then the indemnification provisions set forth in this SECTION 5 shall be deemed to be amended, automatically and without further

action by the Administrator or the Partnership, solely to the extent necessary to conform to such restrictions on exoneration or indemnification as are set forth in such law, rule or regulation

5.4 ***Amendments***. No amendment, modification or repeal of this SECTION 5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Covered Person under and in accordance with the provisions of this SECTION 5 as in effect immediately prior to such amendment, modification or repeal, with respect to Losses arising from or relating to events occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Losses may be incurred or claims for indemnification in respect of such Losses may be asserted.

SECTION 6. Miscellaneous.

6.1 ***Defined Terms; Captions***. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Partnership Agreement. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or otherwise affect any term or provision of this Agreement. Unless the context otherwise expressly requires, all references herein to Sections are to Sections of this Agreement.

6.2 ***Interpretation***. Unless the context of this Agreement otherwise requires, (a) each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter, (b) the terms "hereof," "herein," "hereby" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or provision, and (c) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation.".

6.3 ***Counterparts***. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.4 ***Choice of Law***. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to any rules or principles of conflicts of laws that would cause the application of the laws of any jurisdiction other than the State of Arizona.

6.5 ***Successors and Assigns***. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns; provided, however, that the Partnership may not assign any of its rights or obligations under this Agreement without the prior written consent of the Administrator.

6.6 ***Severability***. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable

law, the parties to this Agreement hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

6.7 ***Third Party Beneficiaries***. The provisions of this Agreement are intended solely to benefit the parties hereto and the Covered Persons and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any Limited Partner or any creditor of the Partnership or the Administrator (and no such Limited Partner or creditor shall be a third party beneficiary of this Agreement) or upon any other person that is neither a party hereto nor a Covered Person.

6.8 ***Amendment***. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

6.9 ***Arbitration***. Any dispute or claim arising out of or in connection with this Agreement shall be settled by confidential, binding arbitration in accordance with the then-current rules of the American Arbitration Association applying the substantive law of the State of Arizona. The arbitration shall be conducted by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may be empowered to award the prevailing party all costs and expenses directly related to the arbitration, including but not limited to reasonable attorneys' fees. The arbitration will be held in Maricopa County, Arizona.

6.10 ***Force Majeure***. Notwithstanding any provision in this Agreement to the contrary, no party to this Agreement shall be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of the internet, or of any utility, transportation, computer (hardware or software) or communication service; any inability to obtain labor, material, equipment or transportation, or a delay in mails; any governmental or exchange action, statute, ordinance, rulings, regulations or direction; any war, strike, riot, emergency, civil disturbance, terrorism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, insurrection or similar event; or any other cause, contingency, circumstance or delay not subject to that party's reasonable control which prevents or hinders that party's performance hereunder.

6.11 ***Entire Agreement***. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all oral or written agreements or understandings heretofore made between the parties hereto with respect to such subject matter (it being understood that this Agreement does not supersede any provision of the Partnership Agreement in any respect).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

ADMINISTRATOR:

IOTA SPECTRUM HOLDINGS, LLC

By: Rob Somers

Name: Rob Somers

Title: General Manager

PARTNERSHIP:

IOTA SPECTRUM PARTNERS, LP

By: IOTA SPECTRUM HOLDINGS, LLC, its General Partner

By: Rob Somers

Name: Rob Somers

Title: General Manager

[Signature Page to Administrative Expenses Agreement]